Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 7, 2015, Ferro Corporation (“Ferro” or the “Company”) acquired the entire share capital of Corporación Química Vhem, S.L., Dibon USA, LLC and Ivory Corporation, S.A. (together with their direct and indirect subsidiaries, the “Acquired Business” or “Nubiola”) pursuant to a definitive agreement dated April 29, 2015. See Note 1 to this unaudited pro forma condensed combined financial information for additional information on the Transaction (as defined herein). The unaudited pro forma condensed combined financial information is presented to illustrate the effects of the acquisition (the “Acquisition”) of Nubiola by the Company and certain contemporaneous financing transactions (collectively, the “Transaction”). Historically, the Acquired Business has formed part of Grupo Nubiola (the “Nubiola Group”).

The unaudited pro forma condensed combined balance sheet as of March 31, 2015, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014, and for the three months ended March 31, 2015, are based upon, derived from and should be read in conjunction with the historical audited consolidated financial statements of the Company for the year ended December 31, 2014 (which are available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014), the historical audited combined financial statements of the Nubiola Group for the year ended December 31, 2014 (which the Company has filed as Exhibit 99.1 in its Current Report on Form 8-K/A filed September 22, 2015), and the historical unaudited consolidated financial statements of the Company for the three-month period ended March 31, 2015 (which are available in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015).

 The Company prepares its financial information in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with all amounts stated in U.S. dollars. The Nubiola Group’s historical combined financial statements have been prepared in accordance with accounting principles generally accepted in Spain (“Spanish GAAP”).   The unaudited pro forma condensed combined financial statements reflect certain adjustments to Nubiola Group’s financial statements to align those financials with Ferro’s U.S. GAAP accounting policies.  These adjustments reflect Ferro’s best estimates based upon the information currently available. The Nubiola Group’s financial statements have been translated from Euros to U.S. Dollars using historical exchange rates.  See Note 4 for the translation of Nubiola Group’s historical financial statements.

The Acquisition has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”). The unaudited pro forma condensed combined financial information set forth below gives effect to the closing of the Acquisition for a purchase price of €161 million (approximately $177 million) in cash, which was funded with a combination of the Company’s cash on hand and borrowings under the Company’s revolving credit facility.

The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the unaudited pro forma condensed combined financial information, the fair value of Nubiola’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the three months ended March 31, 2015, assume that the Transaction occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of March 31, 2015, assumes that the Transaction occurred on March 31, 2015. The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transaction. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings, operating synergies, or revenue enhancements that may be realized subsequent to the Transaction, or the impact of any non-recurring activity and transaction-related or integration-related costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions, as well as the historical consolidated financial statements and related notes of the Company and the Nubiola Group as referenced herein.

Ferro Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2014

	Ferro as Reported	Nubiola Group in US GAAP (As Translated to USD per Note 4)	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands, except per share amounts)

Net sales	$1,111,626	$143,115	$(3,475)	5(c), 5(d)	$1,251,266
Cost of sales	826,541	104,478	668	5(a),5(b),5(c)	931,687
Gross profit (loss)	285,085	38,637	(4,143)		319,579
Selling, general and administrative expenses	286,762	20,611	(2,229)	5(a),5(b),5(d),5(e)	305,144
Restructuring and impairment charges	8,849	—	—		8,849
Other expense (income):					—
Interest expense	16,263	630	2,355	5(g), 5(h)	19,248
Interest earned	(118)	—	—		(118)
Loss on extinguishment of debt	14,384	—	—		14,384
Foreign currency losses (gains), net	1,159	(4,781)	506	5(d)	(3,116)
Miscellaneous expense (income), net	622	(2,076)	—		(1,454)
(Loss) income before income taxes	(42,836)	24,253	(4,775)		(23,358)
Income tax (benefit) expense	(34,227)	7,870	(2,292)	5(d), 5(f)	(28,649)
(Loss) income from continuing operations	(8,609)	16,383	(2,483)		5,291
Less: Net income attributable to noncontrolling interests	160	—	—		160
Net (loss) income from continuing operations attributable to Ferro Corporation common shareholders	$(8,769)	$16,383	$(2,483)		$5,131

Weighted-average common shares outstanding	86,920				86,920
Weighted-average diluted shares outstanding	86,920				86,920

Loss per share from continuing operations attributable to Ferro Corporation common shareholders:
Basic (loss) earnings per common share:	$(0.10)				$0.06
Diluted (loss) earnings per common share:	$(0.10)				$0.06

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Ferro Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2015

	Ferro as Reported	Nubiola Group in US GAAP (As Translated to USD per Note 4)	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands, except per share amounts)

Net sales	$262,772	$33,710	$(660)	5(c)	$295,822
Cost of sales	192,137	23,576	301	5(a),5(b),5(c)	216,014
Gross profit (loss)	70,635	10,134	(961)		79,808
Selling, general and administrative expenses	49,456	4,674	(503)	5(a),5(b),5(d),5(e)	53,627
Restructuring and impairment charges	509	—	—		509
Other expense (income):					—
Interest expense	3,150	107	639	5(g), 5(h)	3,896
Interest earned	(37)	—	—		(37)
Foreign currency losses (gains), net	1,728	(2,574)	435	5(d)	(411)
Miscellaneous expense (income), net	399	(335)	—		64
Income (loss) before income taxes	15,430	8,262	(1,532)		22,160
Income tax expense (benefit)	2,459	2,163	(733)	5(d), 5(f)	3,889
Income (loss) from continuing operations	12,971	6,099	(799)		18,271
Less: Net loss attributable to noncontrolling interests	(1,955)	—	—		(1,955)
Net income (loss) from continuing operations attributable to Ferro Corporation common shareholders	$14,926	$6,099	$(799)		$20,226

Weighted-average common shares outstanding	87,114				87,114
Weighted-average diluted shares outstanding	88,298				88,298

Earnings per share from continuing operations attributable to Ferro Corporation common shareholders:
Basic earnings per common share:	$0.17				$0.21
Diluted earnings per common share:	$0.17				$0.21

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Ferro Corporation and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2015

	Ferro as reported	Nubiola Group in U.S. GAAP (As Translated to USD per Note 4)	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$105,175	$39,928	$(74,622)	6(a),6(b),6(j)	$70,481
Accounts receivable, net	231,482	31,431	(426)	6(a),6(i)	262,487
Inventories	153,334	30,187	5,810	6(d)	189,331
Deferred income taxes	7,886	927	—		8,813
Other receivables	22,729	—	—		22,729
Other current assets	16,980	2,774	(2,088)	6(a)	17,666
Current assets held-for-sale	19,575	—	—		19,575
Total current assets	557,161	105,247	(71,326)		591,082
Other assets
Property, plant and equipment, net	$193,138	34,757	34,017	6(a),6(e)	261,912
Goodwill	91,562	2,624	15,823	6(c), 6(g)	$110,009
Intangible assets, net	57,092	186	26,468	6(g), 6(f)	83,746
Deferred income taxes	33,592	5,877	—		39,469
Other non-current assets	59,949	205	(204)	6(a)	59,950
Non-current assets held-for-sale	24,810	—	—		24,810
Total assets	$1,017,304	$148,896	$4,778		$1,170,978

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$6,097	$17,694	$(17,694)	6(a)	$6,097
Accounts payable	126,017	22,961	(221)	6(a)	148,757
Accrued payrolls	22,296	—	—		22,296
Accrued expenses and other current liabilities	40,550	454	(172)	6(a)	40,832
Current liabilities held-for-sale	6,930	—	—		6,930
Total current liabilities	201,890	41,109	(18,087)		224,912
Other liabilities
Long-term debt, less current portion	302,178	3,842	101,158	6(a),6(k)	407,178
Postretirement and pension liabilities	157,397	—	—		157,397
Other non-current liabilities	44,365	6,410	21,601	6(h)	72,376
Non-current liabilities held-for-sale	2,180	—	—		2,180
Total liabilities	708,010	51,361	104,672		864,043
Equity
Shareholders’ equity:
Common stock	93,436	7,270	(7,270)	6(l)	93,436
Paid-in capital	311,888	—	—		311,888
Retained earnings	82,377	87,142	(89,501)	6(i),6(j),6(l)	80,018
Accumulated other comprehensive loss	(58,447)	3,123	(3,123)	6(l)	(58,447)
Common shares in treasury, at cost	(128,499)	—	—		(128,499)
Total shareholders’ equity	300,755	97,535	(99,894)		298,396
Noncontrolling interests	8,539	—	—		8,539
Total equity	309,294	97,535	(99,894)		306,935
Total liabilities and equity	$1,017,304	$148,896	$4,778		$1,170,978

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Ferro Corporation and Subsidiaries

1. Description of Transactions

On April 29, 2015, Ferro Corporation (“Ferro” or the “Company”) entered into an agreement (the “Purchase Agreement”) with Comercial Química Dibón, S.L., Mr. Ricardo Nubiola Bellido, Mr. Raimundo Nubiola Bellido, Mr. Andrés Nubiola Bellido, Mr. José-Oriol Nubiola Bellido, Mrs. Núria Nubiola Bellido, Mr. Juan María Caral Nubiola, Mrs. Gloria Nubiola Bellido, Mrs. Mercedes Nubiola Bellido, Mrs. Montserrat Nubiola Bellido, Corporación Financiera Arán, S.L., Olarte, S.L., Mernube, S.L., Glornube, S.L., Agencia Inmobiliaria La Finca, S.L., Corporación Química Vhem, S.L. and Dibon USA, LLC (collectively, the “Sellers”) to purchase the entire share capital of Corporación Química Vhem, S.L., Dibon USA, LLC and Ivory Corporation, S.A. (together with their direct and indirect subsidiaries, the “Acquired Business” or “Nubiola”). Nubiola is a worldwide producer of specialty inorganic pigments and the world’s largest producer of Ultramarine Blue.  Nubiola has approximately 750 employees globally. Nubiola manufactures product in facilities in Spain, Romania, Colombia and India and utilizes sales offices in various countries including the Americas, Europe/Middle East/Asia and Asia Pacific (“APAC”), and distributor relationships around the world. Nubiola product segments include the following:

Ultramarines: Blue, violet and pink pigments with a wide range of standard and higher value-added uses including packaging, cosmetics and coatings.

Iron Oxides: Red, yellow, black and brown pigments used in construction, coatings and plastics.

Corrosion Inhibitors: Coatings that prevent corrosion and rust in various metal components exposed to electrochemical action or water.

Other product groups include Chrome Yellows and Molybdate Oranges, Chrome Oxide Greens, Bismuth Vandates / Blends and Chrome Sulphates.

Historically, the Acquired Business has formed part of Grupo Nubiola (the “Nubiola Group”). The assets and liabilities of the Nubiola Group which were not acquired consist primarily of cash and cash equivalents, inter-company loans among members of the Nubiola Group, certain land and buildings, and certain long-term financial investments.

On July 7, 2015, the Company consummated the acquisition of Nubiola pursuant to the terms of the Purchase Agreement for a purchase price of  €161 million (approximately $177 million). The acquisition was funded with a combination of the Company’s excess cash on hand and borrowings of additional $105 million under the Company’s existing revolving credit facility. Amounts which reference the transfer of consideration are translated from Euro to U.S. dollars using the July 7, 2015, spot rate of $1.1014 to €1.00.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of the Company and the Nubiola Group. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information of Ferro has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or assets may be required to be valued at a fair value measurement that does not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible that the application of reasonable judgment could result in different assumptions and a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

3. Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Adjustments were made to translate the financial statements of Nubiola Group from Euro into U.S. dollars, as set out further in Note 4. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Nubiola Group’s accounting policies. Accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies. Management will conduct a final review of Nubiola’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Nubiola’s results of operations or require reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications, or other adjustments which may be required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

4. Reconciliation to U.S. GAAP of Nubiola Group’s Historical Financial Information:

Nubiola Group’s historical financial statements have been prepared in accordance with Spanish GAAP.  Adjustments have been made to align Nubiola Group’s historical financial statements with the Company’s U.S. GAAP accounting policies. These adjustments represent the Company’s best estimates based upon available information.

Nubiola Group’s financial information reflected in the pro forma financial information has been translated from Euro into U.S. dollars using the following historical exchange rates:

December 31, 2014 Average:1.3289

March 31, 2015 Average:1.1271

March 31, 2014 Spot:1.0731

Unaudited Pro Forma Nubiola Group Statement of Operations for the Year Ended December 31, 2014

The following table reflects the adjustments made to the Nubiola Group consolidated statement of operations for the year ended December 31, 2014, to translate from Euro to U.S. dollars using a historical average exchange rate of $1.3289 to €1.00 from January 1, 2014, to December 31, 2014.

	Nubiola in IFRS (in Euros)	U.S. GAAP Adjustments (in Euros)		Nubiola in U.S. GAAP (in Euros)	Nubiola in U.S. GAAP (in USD)
	(In thousands)
Net sales	€107,694	€—		€107,694	$143,115
Cost of sales	78,620	—		78,620	104,478
Gross profit	29,074	—		29,074	38,637
Selling, general and administrative expenses	15,510	—		15,510	20,611
Other expense (income):
Interest expense	474	—		474	630
Foreign currency (gains), net	(3,598)	—		(3,598)	(4,781)
Miscellaneous (income), net	(1,562)	—		(1,562)	(2,076)
Income before income taxes	18,250	—		18,250	24,253
Income tax expense	4,730	1,192	(a)	5,922	7,870
Income (loss) from continuing operations	€13,520	€(1,192)		€12,328	$16,383

(a)

Under U.S. GAAP, a tax liability is recognized when it is “more likely than not” to be sustained based on the technical merits of the position.  The amount of liability to be recognized is based on the largest amount of tax liability that is greater than 50% likely of being realized upon ultimate settlement.

Unaudited Pro Forma Nubiola Group Statement of Operations for the Three Months Ended March 31, 2015

The following table reflects the adjustments made to the Nubiola Group condensed combined statement of operations for the three months ended March 31, 2015, to translate from Euro to U.S. dollars using a historical average exchange rate of $1.1271 to €1.00 from January 1, 2015, to March 31, 2015.

	Nubiola in IFRS (in Euros)	U.S. GAAP Adjustments (in Euros)		Nubiola in U.S. GAAP (in Euros)	Nubiola in U.S. GAAP (in USD)
	(In thousands)
Net sales	€29,909	€—		€29,909	$33,710
Cost of sales	20,917	—		20,917	23,576
Gross profit	8,992	—		8,992	10,134
Selling, general and administrative expenses	4,147	—		4,147	4,674
Other expense (income):
Interest expense	95	—		95	107
Foreign currency (gains), net	(2,284)	—		(2,284)	(2,574)
Miscellaneous (income), net	(297)	—		(297)	(335)
Income before income taxes	7,331	—		7,331	8,262
Income tax expense	1,859	60	(b)	1,919	2,163
Income (loss) from continuing operations	€5,472	€(60)		€5,412	$6,099

(b)

Under U.S. GAAP, a tax liability is recognized when it is “more likely than not” to be sustained based on the technical merits of the position.  The amount of liability to be recognized is based on the largest amount of tax liability that is greater than 50% likely of being realized upon ultimate settlement.

Unaudited Pro Forma Nubiola Group Balance Sheet as of March 31, 2015

The following table reflects the adjustments made to the Nubiola Group condensed combined balance sheet as of March 31, 2015, to translate from Euro to U.S. dollars using the spot rate of $1.0731 to €1.00 as of March 31, 2015.

	Nubiola in IFRS (in Euros)	U.S. GAAP Adjustments (in Euros)		Nubiola in U.S. GAAP (in Euros)	Nubiola U.S. GAAP (in USD)
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	€37,208	€—		€37,208	$39,928
Accounts receivable, net	29,289	—		29,289	31,431
Inventories	28,131	—		28,131	30,187
Deferred income taxes	864	—		864	927
Other current assets	2,585	—		2,585	2,774
Total current assets	98,077	—		98,077	105,247
Other assets
Property, plant and equipment, net	32,389	—		32,389	34,757
Goodwill	1,839	606	(c)	2,445	2,624
Intangible assets, net	173	—		173	186
Deferred income taxes	5,477	—		5,477	5,877
Other non-current assets	191	—		191	205
Total assets	€138,146	€606		€138,752	$148,896

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	€16,489	€—		€16,489	$17,694
Accounts payable	21,397	—		21,397	22,961
Accrued expenses and other current liabilities	57	366	(d)	423	454
Total current liabilities	37,943	366		38,309	41,109
Other liabilities
Long-term debt, less current portion	3,580	—		3,580	3,842
Other non-current liabilities	328	5,644	(d), (e)	5,972	6,410
Total liabilities	41,851	6,010		47,861	51,361
Equity
Shareholders’ equity:
Common stock	6,775	—		6,775	7,270
Retained earnings	86,610	(5,404)	(c),(d),(e)	81,206	87,142
Accumulated other comprehensive loss	2,910	—		2,910	3,123
Total shareholders’ equity	96,295	(5,404)		90,891	97,535
Total liabilities and equity	€138,146	€606		€138,752	$148,896

(c)	Up to December 2007, Spanish GAAP allowed for amortization of goodwill on a straight line basis. Under U.S. GAAP, goodwill is not amortized.
(d)

Under Spanish GAAP, government grants received without obligation to be repaid are presented as equity.  Interest free loans from the government are initially recorded at fair value as financial liabilities.  The difference between the proceeds received from the loan and its fair value is considered a government grant and recorded as equity.  Under U.S. GAAP, government grants shall be presented in the balance sheet as deferred income.

(e)

Under U.S. GAAP, a tax liability is recognized when it is “more likely than not” to be sustained based on the technical merits of the position.  The amount of liability to be recognized is based on the largest amount of tax liability that is greater than 50% likely of being realized upon ultimate settlement.

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments Related to the Acquisition

5(a)  Represents the elimination of historic Nubiola Group’s fixed asset depreciation and the addition of pro forma depreciation expense on the portion of the purchase price allocated to fixed assets as follows:

Acquired Fixed Assets:	Fair Value	Estimated Useful Life	Estimated Depreciation Expense for Year Ended December 31, 2014	Estimated Depreciation Expense for Three Months Ended March 31, 2015
	(in thousands)		(in thousands)
Land	$18,600	Indefinite
Real and Personal Property	51,125	1 - 20 years	$6,583	$1,475
Total acquired fixed assets	$69,725
Total depreciation expense			$6,583	$1,475
Less: Nubiola Group's historical depreciation expense			4,918	1,043
Pro forma adjustment for depreciation expense			$1,665	$432

Depreciation expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life.

5(b)  Represents the elimination of historic Nubiola Group’s intangible asset amortization and the addition pro forma amortization expense on the portion of the purchase price allocated to definite-lived intangible assets as follows:

Acquired Intangible Assets:	Fair Value	Estimated Useful Life	Estimated Amortization Expense for Year Ended December 31, 2014	Estimated Amortization Expense for Three Months Ended March 31, 2015
	(in thousands)		(in thousands)
Trade Names	$6,058	Indefinite
Technology	16,741	15 years	$1,221	$282
Customer Relationships	3,855	20 years	176	39
Total acquired intangible assets	$26,654
Total amortization expense			$1,397	$321
Less: Nubiola Group's historical amortization expense			23	5
Pro forma adjustment for amortization expense			$1,374	$316

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life.

5(c)  Represents the elimination of $3.4 million of revenue and $2.8 million of cost of goods sold for sales from Nubiola to the Company for the year ended December 31, 2014, and $0.7 million of revenue and $0.5 million of cost of goods sold for the three months ended March 31, 2015, which would be eliminated as intercompany transactions for Nubiola and the Company on a combined basis.

5(d)  Represents the elimination of  Nubiola Group income and expenses not acquired in the Transaction.

Elimination of income and expense not acquired	Year Ended December 31, 2014	Three Months Ended March 31, 2015
Net sales	$(80)	$-
Selling, general and administrative expenses	(665)	(25)
Foreign currency gain	506	435
Income tax expense	(125)	(112)
Total net (expense) income not acquired	$(364)	$298

5(e)  Reflects the elimination of the Company’s and Nubiola’s transaction costs related to the Acquisition of $1.2 million and $0.4 million for the year ended December 31, 2014, and for the three months ended March 31, 2015, respectively. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma combined statement of operations since these costs are expected to be nonrecurring in nature. These charges include financial advisory fees, legal, accounting and other professional fees incurred by the Company and Nubiola that are directly related to the Acquisition.

5(f)   Represents the income tax effect of the pro forma adjustments related to the Acquisition calculated using the statutory income tax rate in the United States and Spain of 36.7% and 30%, for the year ended December 31, 2014 and of 36.7% and 28%, for the three months ended March 31, 2015, respectively.  The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities.

5(g)  As stated above, the Company borrowed an additional $105 million under its revolving credit facility to finance the Acquisition. Interest on the revolving credit facility accrues at a variable rate, at the Company’s option, either a base rate or a LIBOR rate plus an applicable variable margin. This adjustment represents incremental interest expense of $3.0 million for the year ended December 31, 2014, and $0.7 million for the three months ended March 31, 2015, on additional borrowings under the revolving credit facility as a result of the Transaction. An increase or decrease of 12.5 basis points in the interest rate would impact the interest expense by $0.1 million, annually.

5(h)  To remove Nubiola Group’s interest expense, all of which was related to debt eliminated in the Acquisition.

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments Related to the Acquisition

The purchase price for the Acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated relative fair values. The allocation of the purchase price discussed below is preliminary.    The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Nubiola’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, which could differ materially from the pro forma adjustments herein, may include increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, along with the related income tax effect. Amounts are translated from Euro to U.S. dollars using the Acquisition closing date, or July 7, 2015, spot rate of $1.1014 to €1.00.

6(a)  Represents changes to the Nubiola Group historical balance sheet as of March 31, 2015 to reflect the exclusion of assets not acquired and liabilities not assumed in accordance with the terms of the Transaction. Refer to the table below for the calculation of the book value of net assets acquired.

Assets and liabilities not transferred
Cash and cash equivalents	$430
Accounts receivable	31
Other current assets	2,088
Property, plant and equipment, net	3,318
Other noncurrent assets	204
Loans payable and current portion of long-term debt	(17,694)
Long-term debt, less current portion	(3,842)
Accounts payable	(221)
Other current liabilities	(172)
Total net liabilities not assumed	$(15,858)

Book value of Acquired Business
Historical Nubiola Group net assets	$97,535
Less: Net liabilities not assumed	(15,858)
Book value of Acquired Business	$113,393

6(b)  Represents cash consideration transferred to the Sellers as calculated below:

Consideration paid to the Sellers
Consideration funded from excess cash	$72,228
Consideration funded from borrowings under the existing revolving credit facility	105,000
Total consideration paid to Sellers	$177,228

6(c)  Reflects the acquisition of the historical book value of Nubiola’s net assets at March 31, 2015.

	Note	Amount
Consideration paid to Sellers	6(b)	$177,228

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of net assets of Acquired Business	6(a)	$113,393
Net fair value step-up adjustments to inventories	6(d)	5,810
Net fair value step-up adjustments to long-lived tangible assets	6(e)	37,335

Fair value of identifiable intangible assets acquired
Indefinite-lived intangible assets	6(f)	6,058
Definite-lived intangible assets	6(f)	20,596
Total fair value of identifiable intangible assets acquired	6(f)	26,654
Less: Historical book value of Nubiola goodwill and other intangible assets	6(g)	2,810
Net assets to be acquired		180,382

Long-term deferred tax liability	6(h)	(21,601)
Goodwill	6(g)	$18,447

6(d)  Of the total consideration, approximately, $5.8 million relates to inventory adjustments. The fair value of finished goods and work-in-process inventory represents the estimated selling price less cost to dispose and a reasonable profit allowance for completing the selling effort. The fair value of work-in-process inventory also includes a reasonable profit allowance for completing the manufacturing effort.

6(e)  Of the total consideration, approximately $37.3 million relates to fixed assets adjustments. The fair value estimate for fixed assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for fixed assets may differ from this preliminary determination.

6(f)  Of the total consideration, approximately $26.7 million relates to identified intangible assets. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “Relief from Royalty Method”, which requires identifying the hypothetical cash flows generated by an assumed royalty rate that a third party would pay to license, and discounting them back to the valuation date.

6(g)  Prior to the Acquisition, Nubiola historical balance sheet included $2.6 million of goodwill and  $0.2 million of intangible assets. As a result of the Transaction, goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed and is primarily a result of anticipated synergies.

6(h)  Reflects long-term deferred income tax liabilities resulting from fair value adjustments. The estimates of deferred tax liabilities were determined based on the book and tax basis differences of the fair value step-ups attributable to the net assets acquired. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired by jurisdiction.

6(i)  Represents the elimination of $0.4 million of accounts receivable relating of sales from Nubiola to the Company, which would be eliminated as intercompany transactions for Nubiola and the Company on a combined basis.

6(j) To record nonrecurring acquisition-related transaction costs incurred by the Company of $1.9 million. In accordance with ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $1.9 million of costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma combined consolidated statements of operations because they will not have a continuing impact on the combined results.

6(k)  To fund the Acquisition, the Company borrowed an additional $105 million under its existing revolving credit facility.

6(l)  Reflects that elimination of Nubiola’s equity accounts.